Exhibit 99.1
Silver Triangle Building
25505 West Twelve Mile Road, Suite 3000
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: January 25, 2008
Investor Relations: Douglas W. Busk
Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com
NASDAQ: CACC
CREDIT ACCEPTANCE ANNOUNCES MODIFICATION OF LINE OF CREDIT AGREEMENT
Southfield, Michigan — January 25, 2008 — Credit Acceptance Corporation (NASDAQ: CACC) (the “Company”) announced today that it has increased the amount of its line of credit facility with a commercial bank syndicate from $75.0 million to $133.5 million. In addition, the maturity of the line of credit facility will extend from June 20, 2009 to June 22, 2010, provided that the Company reports net income of at least $5.0 million for both the fourth quarter of 2007 and the first quarter of 2008.
Other than described above, there were no material changes to the terms of the line of credit facility. The agreement continues to be secured by a lien on most of the Company’s assets. As of January 24, 2008, the Company had $8.3 million outstanding under the agreement.
Description of Credit Acceptance Corporation
Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.
Without our product, consumers may be unable to purchase a vehicle or they may purchase an unreliable one, or they may not have the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.

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